For Immediate Release

Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

Cascal N.V. Provides Update on Operations In Panama
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London, U.K., August 25, 2008 - Cascal N.V. (NYSE: HOO), a leading provider of water and wastewater services in seven countries, today announced that its wholly owned subsidiary, Aquas de Panama, SA, (“APSA”) has filed for an “amparo” with the Supreme Court in Panama. An "amparo" is a constitutional action that seeks to protect the right to private property and due process.

The purpose of the “amparo” is to request the nullification of a Cabinet Resolution that refers to the early termination of APSA’s concession contract and the establishment of a team of public sector officials to negotiate the compensation payable to APSA. APSA believes that the Cabinet Resolution is in contravention of the contract and of Panamanian law. If the “amparo” is initially admitted, the Cabinet Resolution ceases to have effect until the final resolution on the merits of the “amparo” by the Supreme Court.

For more than a year, APSA has been in discussions with Panamanian authorities to resolve the issue of non-payment of rate increases applied for in accordance with the terms of the contract. Most recently, on July 11, 2008 the Instituto de Acueductos y Alcantarillados Nacionales (“IDAAN”) informed APSA that its board had formally approved all the rate increases applied for and accepted all of the corresponding invoices. IDAAN also informed APSA that it was sourcing additional funds from the Ministry of Finance in order to pay these invoices, in accordance with the relevant policies and procedures of the State of Panama.

“Based on the positive tenor of our recent discussions with IDAAN whereby it confirmed its intention to pay the contractual rate increases, we are surprised by this action by the Panamanian government” said Stephane Richer, Cascal Chief Executive Officer. “It remains our position that we will continue to abide by the contract and fulfill our responsibilities. The Panamanian government has an option to exercise early termination of the contract subject to the payment of compensation as provided for under the contract. Cascal maintains its position of abiding by and seeking enforcement of the terms of the contract.”

APSA provides water services to approximately 300,000 people through Instituto de Acueductos y Alcantarillados Nacionales (IDAAN), Panama’s water authority.

About Cascal N.V.

Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, South Africa, Indonesia, China, Chile, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4 million.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future of our operations in Panama. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2008, filed with the SEC on June 25, 2008. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.
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